Exhibit 14.1

Pactiv Evergreen Inc.

Code of Business Conduct and Ethics

1.	Introduction

Pactiv Evergreen Inc. and its subsidiaries (the “Company”) hold ethics, integrity, and lawful conduct among their topmost priorities.  We expect honesty, openness and integrity in everything we do. No business requirement ever justifies an illegal, unethical, immoral, or unprofessional act. Our success in business depends upon our maintaining the trust of employees, customers, other commercial partners, government authorities and the public.  This Code of Business Conduct and Ethics (the “Code”) is an expression of the professionalism we strive for throughout our business, and of the professionalism we expect of our associates.  The principles contained within the Code are based on:

•	Ethical and legal behavior.
•	Fair, courteous and respectful treatment of fellow employees and others with whom we interact.
•	Fair and appropriate consideration of the interests of other stakeholders (customers, other commercial partners, government authorities and the public) and of the environment.
•	Professionalism and good business practices.

This Code presents the basic expectations and general principles guiding how the Company does business. Each employee, regardless of position or area of responsibility, is responsible for upholding the Code in his or her daily activities.  Any violation of the Code is considered misconduct and will be addressed appropriately and timely.  Actions contrary to this policy are, by definition, harmful to the Company and its reputation.  Violations, even in the first instance, may result in disciplinary action up to and including dismissal.

The Code does not attempt to address every situation or answer every question. The principles underlying the Code are often directional and in many situations require an exercise of judgment.  If anyone has questions about the Code, concerns about someone’s workplace conduct or question whether a proposed course of action is consistent with the Code, they should seek guidance from their direct supervisor. A simple, early question often clarifies and avoids potentially troubling situations. Persons may also contact the Company’s General Counsel, their Human Resources representative or the Internal Audit Department, or they may use the toll-free ethics and compliance line for their location.

All appropriate steps will be taken to keep calls and letters confidential. Calls may be made anonymously where permitted by law. The identity of a person contacting the General Counsel or toll-free ethics and compliance line will not be given to anyone except as required by law or as needed for investigative purposes.  There will be no retaliation or penalty for honest and good faith reporting, even if it turns out reported concerns were unfounded.  This policy is not an employment contract, and compliance with it does not create a contract for continued employment.

In addition, the Company and its employees are subject to the laws of many countries and other jurisdictions around the world.  Employees are expected to comply with the Code and with all applicable laws, rules and regulations. If a provision of the Code conflicts with applicable laws, the rules and regulations of the laws control and should be followed.

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2.	Areas of Concern

This Code addresses:

•	Personal Obligations
•	Discrimination
•	Conflict of Interest
•	True and Fair Financial Reporting
•	Corruption, including Bribery and Kickbacks
•	Business Entertainment and Gifts
•	Fair Sales and Antitrust
•	Marketing
•	Compliance with Law
•	Media and Government Inquires
•	Use and Protection of Business Assets and Information

This Code applies to all the Company’s operations. The spirit of this Code governs the interpretation of any other policies, guidelines or rules adopted by the Company. This Code of Conduct also clarifies the Company’s position in key areas.

We strive to ensure that our business partners understand our standards and, wherever possible, act accordingly in all areas of concern.

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3.	Personal Obligation

Company employees are expected to follow the law and adhere to high ethical standards.

We should demonstrate social and environmental responsibility, professionalism, and use good business practices in performing our jobs.

Trust and integrity are fundamental Company values which must be respected. We should be familiar with good business practices relevant to our jobs and should implement them conscientiously.

We shall use good judgment and common sense in all situations when the requirements of the law or of good business practices appear unclear. We as employees should seek advice and direction from our supervisors in such situations.

Many of these responsibilities are imposed by society and authorities and are particularly important in areas where the Company is active. This Code places them in a general context.

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4.        Harassment and Discrimination

Policy

We will not unlawfully discriminate based on race, color, gender, age, religion, national origin, disability, veteran status, marital or family status, sexual orientation, gender identity, or any other category protected by relevant law.  All employment decisions, including hiring, performance appraisals, promotions and discharges will be made without unlawful consideration of any such criteria.

It is improper for any employee to harass another employee by creating an intimidating, hostile or offensive work environment through verbal abuse or name-calling, threats, intimidation or similar improper conduct.  Employees may not act violently or threaten violence while at work, and may not bring or use a weapon on a work site.

Comments

This policy applies worldwide to all employees.  In some locations, local statutory requirements may require employers to conform to additional locally mandated norms.

Threatening, intimidating or violent behavior will not be tolerated. Harassment can take on many forms, all of them unacceptable as shown in the following examples:

•     Jokes, insults, threats, and other unwelcome actions about a person’s characteristics as described above.

•     Unwelcome sexual advances, flirtations, sexually suggestive comments or conduct, requests for sexual favors, and other unwelcome verbal or physical conduct of a sexual nature.

•     The display of sexually suggestive objects or pictures.

•     Comments or conduct suggesting that an employee’s cooperation with, or refusal of sexual or other harassing conduct, will have any effect on the employee’s employment, assignment, compensation, advancement, career development, or any other term or condition of employment.

•     Verbal or physical conduct that negatively impacts another’s work performance or creates a fearful or hostile work environment (e.g., bullying).

We will not tolerate this type of behavior from employees or from others at our worksites, and encourage all employees to join us in keeping a harassment free workplace.

Your Responsibilities

Do not make or tolerate sexual jokes, comments about a person’s body, graphic statements about sexual matters, or engage in offensive behavior of a sexual nature.

Do not make or tolerate jokes, comments, remarks or treat any employee differently because of his or her race, color, sex, sexual orientation, gender identity, national origin, age, religion, disability, marital or family status, veteran status, or any other non-business related consideration. Doing so is discriminatory.

Do not display sexually suggestive objects or pictures at work.

Do not ask or make comments about co-workers sexual conduct or sexual preference.

Never suggest or imply that an employee’s job will be affected by his or her response to a sexual advance.

Create an atmosphere free of any suggestion of discrimination or harassment.

For further information on Harassment and Discrimination, consult the location Human Resources representative.

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5.         Health and Safety

Policy

We will never compromise health or safety in the workplace for profit or production. Safety rules and procedures are mandated in all of our plants, offices, and work sites.  Each of us must perform his or her job following these health and safety rules, and must promptly report any concerns, safety violations or incidents to his or her supervisor or the business unit Human Resources business partner.

Employees must not use, possess, manufacture, or transfer illegal drugs on company property. Employees are not allowed to work if under the influence of alcohol or illegal drugs. Doing so can result in termination of employment.

Additionally, misusing legal drugs in the workplace is not allowed. We will not let someone work if we believe that such person’s use of legal drugs could create an unsafe condition.

Comments

We are firmly committed to having all employees work in a safe and healthy work environment.

Employees must know, understand, and comply with all safety rules and regulations.  They must know that no task is more important than their personal safety and that of their fellow employees.  Following these requirements helps ensure not only our safety but also the safety of others.

Your Responsibilities

Always comply with your facility’s health and safety rules and procedures, and be sure of the “safe way” to perform a task. If unsure, ASK!

Always take appropriate safety precautions, including wearing and using protective safety equipment including seat belts while driving or riding in company vehicles.

Never compromise your personal safety procedures.

Report to your supervisor or the facility Health and Safety Coordinator for location of any hazardous conditions, improper use of safety equipment, or any failure to follow safety procedures; or you may report suspected violations by calling the Company’s toll-free ethics and compliance line for your location.  Also report any job-related “near miss,” injury or illness to your supervisor as soon as possible.

Do not bring illegal drugs or alcohol onto Company’s property, or perform Company business or be on Company premises while under the influence of any illegal drug(s) or alcohol.

Never use prohibited or controlled substances or alcohol while in vehicles owned, leased or used for Company business.

If you are taking a medication that you believe might affect your ability to safely do your job, advise your supervisor.

For further information on Workplace Standards or Prohibited Substances, consult with the location Human Resources representative.

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6.         Conflicts of Interest

Policy

All employees are prohibited from taking any actions that would create a conflict of interest with the Company’s interests (including future interests) and should avoid even the appearance of a conflict of interest.  The Company’s resources are to be used only for approved purposes.

Comments

A conflict of interest is a situation in which an employee’s personal interest or benefit interferes with his or her responsibilities as an employee.  Employees must not accept payments, gifts, entertainment, or other favors that go beyond the common courtesy usually associated with good business practice or that might be regarded as placing himself or herself under some obligation to a supplier or customer.  Some locations may adopt local rules setting more specific limits on the acceptance of gifts, meals, or entertainment, such as particular monetary thresholds.  Should your location have such local rules, they will be communicated to you and shall be in addition to the general principles outlined in this Code.

Unless approved in advance, no employee may hold a position with, or have a substantial financial interest in, any business that conflicts with or might appear to conflict with that employee’s work on behalf of the Company.

Should any of the above situations occur, communication between employees and their supervisor is of utmost importance and the parties concerned shall attempt to resolve the matter in good faith.

Your Responsibilities

Place compliance with laws and ethical principles above private gain.

Do not solicit or accept anything of more than minor value from business suppliers.

Do not have a position with, nor financial interest in, another business that interferes or appears to interfere with our duties or responsibilities, unless approved in advance by the General Counsel or the location Human Resources representative.

Do not conduct/transact Company business with a relative unless approved in advance by the General Counsel or the location Human Resources representative.

Disclose any financial interest in or position with any competitor.

Report suspected violations of conflict of interest procedures to the General Counsel or the location Human Resources representative, or report suspected violations by calling the toll-free ethics and compliance line for your location.

For further information on Conflicts of Interest, consult with the location Human Resources representative or the General Counsel.

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7.         Outside Employment and Activities

Policy

A full-time employee's primary work obligation is to the Company.  Outside activities, such as a second job or self-employment, must be kept totally separate from Company employment and not interfere with the employee’s responsibilities or performance to the Company.

Comments

We respect the privacy of every employee in the conduct of his or her personal affairs. No employee may run a personal business on Company time or using Company resources.  Similarly, no employee can allow such outside activities to detract from his or her job performance or require such a commitment that the outside activity adversely affects the employee’s physical or mental effectiveness.

Generally, no employee can perform services for, nor serve as an employee, consultant, officer, or director of, any competitor, customer, or supplier of the Company.

Your Responsibilities

Do not use the Company’s time or resources for personal or outside business matters.

Do not work on behalf of competitors, suppliers, or customers of the Company without prior authorization by the General Counsel or the location Human Resources representative.

Inform your supervisor, or the location Human Resources representative of any outside business position (other than charitable, educational, or religious) that might be viewed as conflicting with your Company duties or responsibilities.

For further information on Outside Employment and Activities, consult with the location Human Resources representative.

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8.         Dissemination of Corporate Information

Policy

Employees must not respond to requests for financial or business information about the Company from outside sources such as the government, media, press, financial community, or the public unless specifically authorized to do so.  Such inquiries are to be referred to the General Counsel.

Comments

We maintain a coordinated and consistent posture in relations with the various segments of the newsgathering industry.   Company management must be made aware of any inquiries from the government or the media so that it can properly and thoroughly respond.  If you as an employee are contacted by a representative of a governmental agency or the media seeking an interview or making a non-routine request for documents, you should immediately contact the legal department so that appropriate arrangements can be made to fully comply with the Company's legal obligations.

Confidential information should be released only to employees, agents or representatives on a need-to-know basis.

Your Responsibilities

Refer requests for information of any type to the General Counsel for handling and reply.

Refer inquiries regarding current or former employees, other than by the news media, to the location Human Resources representative. News media inquiries should be referred to the General Counsel.

For further information on the Dissemination of Corporate Information, consult with the General Counsel.

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9.         Protection of Company Property and Information

Policy

Good business practice dictates careful use and protection of Company assets.  Employees are responsible for protecting Company property, including not only tangible assets such as money, inventory, equipment and real property but also intangible property such as business plans, trade secrets, computer programs, technologies, and other confidential or proprietary information of the Company or others, including our customers and suppliers.  We treat Company assets with the same care we would if they were our own.

Comments

Generally, Company property must not be used for any purpose other than for Company business.  Employees must not borrow, give away, loan, sell, or otherwise dispose of Company property regardless of conditions without specific authorization, and must take reasonable precautions against theft, damage, or misuse of Company property.

Company property includes information developed by employees and may include information received from outside the Company. It may consist of financial, commercial or technical data, or may relate to employees, payroll, salaries, benefits or personnel records.  It may include information about customers, potential customers, or information owned by others entrusted to the Company.

Reasonable procedures must be followed to keep confidential information and trade secrets confidential, and if appropriate additional protection should be sought through acquisition of intellectual property rights.  All employees are responsible for protecting the Company’s confidential information and may not, for non-Company purposes, disclose that information to third parties (including friends and family members) or make any other non-Company use of such information.  We shall keep relevant information confidential even if there is no formal secrecy obligation.  This obligation to protect the Company’s confidential information continues even after you leave the Company and you must return all proprietary information in your possession or control upon leaving the Company.  Any dissemination of information outside of the Company should be approved by the appropriate manager(s).  If there is a question regarding the sharing of information, please contact your Human Resources representative or the legal department.

We do not destroy Company documents or records before the retention time expires but unless otherwise directed with respect to specific items we do destroy documents when they no longer have useful business purpose.   Employees should contact their supervisor if they are unclear whether a document may or may not be destroyed.

Your Responsibilities

Exercise appropriate care, custody and control over the Company’s property (including supplies, equipment, facilities, files, documents, films, and electronically recorded data or images).

Do not use Company equipment, including computers, for excessive personal use and/or to browse inappropriate web sites.

Do not duplicate proprietary or trademarked software for personal use.

Keep confidential information stored properly when it is not being used.

For further information on Company Property, consult with the location Controller.

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10.         Electronic Communication (Use of Computers, Internet, and

              Email)

Policy

We will protect the Company’s computing systems and computerized information from unauthorized access, use, modification, copy, disclosure, or destruction.  Use may be reviewed for consistency with legal requirements.  Employees and others who violate this policy may be subject to disciplinary action.

Security incidents should be immediately reported by employees to their direct supervisors.  If this is not feasible to report to the supervisor, employees should call the toll-free ethics and compliance line for their location.

Use of company computer systems in manners that do not support company values or business purposes is prohibited.

Comments Authorized users will be issued company-approved accounts.  Unauthorized access to company computerized information, any use of computer systems or information that constitutes illegal activity and sharing computer user accounts or other accounts assigned for individual use is prohibited.

Occasional, but limited, personal use of technology resources is permitted provided that it is appropriate and does not:

•     interfere with the user’s or any other user’s work performance

•     unduly impact the operation of technology resources.

•     result in any material expense to the Company.

•     violate this policy, the Code or any other policy, guideline or standard.

•     violate any law or applicable regulation.

•     use storage space beyond that allocated for personal use

•     involve the running of any personal business.

Employee’s relatives, associates or friends are not permitted to use the Company’s technology resources.

Your Responsibilities

Do not expect electronic messages to be private or confidential.

Do not use these systems to solicit or communicate in a manner which would violate this or other Company policies or procedures, including communicating discriminatory or harassing statements, pornographic material, inappropriate humor, solicitations regarding political or charitable matters, or for any illegal purposes.

Create messages with the general expectation that these may be made public or otherwise used in legal proceedings.

Use good judgment in using these systems and exercise the same judgment in creating electronic messages as you would use in paper documents.

For further information on Electronic Communication, consult with location Human Resources.

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11.         Antitrust

Policy

We will not engage in practices that limit competition such as price fixing and division of markets, nor will we engage in practices to unlawfully restrict a competitor's opportunities.

Comments

Free competition is healthy for business and good for consumers.  The antitrust laws of the United States and the competition laws of other countries govern the day-to-day conduct of business in setting prices and other aspects of the purchasing and marketing of goods and services.  These laws protect consumers from illegal competitive actions such as price fixing and division of markets.  It is vital to follow the laws of the United States and other countries that prohibit practices undermining competition. As a rule, antitrust laws not only cover commercial behavior in a particular country but also apply to any commercial behavior even outside that country if it has a significant impact on competition.  We will compete solely on the merits of our products and services. We will succeed by satisfying its customers’ needs, not by unlawfully limiting a competitor's opportunities.

Because of the complexity of antitrust laws, all agreements with competitors or with other third parties that may have a negative effect on competition must be approved by legal counsel.  Clauses which may have a negative effect on competition include:

•     Exclusivity clause

•     Pricing clauses

•     Tie-in clauses

•     Territorial restrictions

•     Price discrimination (including preferential discounts and rebates)

Antitrust laws generally prohibit entering into any kind of agreement or understanding (even oral or informal) with a competitor regarding:

•     Prices, costs, profits, margins, inventories, or terms and conditions of sale

•     Territories

•     Limitations on products or services

•     Production facilities, volume, or capacity

•     Market share

•     Customer or supplier allocation or selection

•     Distribution methods

•     Any action that affects, limits, or restricts competition

•     Bidding arrangements

•     Resale price maintenance schemes•Restricting products offered or tying the purchase of products to other purchases

•     Agreements to boycott, i.e. a refusal to supply or to accept delivery

Your Responsibilities

Never agree with competitors to fix prices or divide markets.

Never enter into any understanding with a competitor that restricts either party’s discretion to manufacture any products or provide any service or that limits selling to, or buying from, a third party.

Never, without first consulting the General Counsel, enter into any understanding with a customer that might:

1. Restrict a customer’s discretion to use or resell one of the Company products;

2. Condition the sale of a product or service on the customer’s purchase of another product or service from The Company.

Contact the General Counsel for prior approval before any meeting with a competitor. If you attend a trade association meeting and competitors are present, never discuss, whether at the meeting or at any social gathering, prices, costs, sales, profits, market shares, or other competitive subjects. If such matters enter into the discussion, stop the discussion, or leave the meeting or social gathering, and notify the General Counsel.

Report any activities that appear contrary to the antitrust laws to the General Counsel, or report suspected violations by calling the toll-free ethics and compliance line for your location.

For further information on Antitrust, consult with the General Counsel.

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Don’t think that agreements are unlawful only if a written document is signed by the parties involved.  If competitors make a conscious commitment to a common course of anti-competitive action, they can be in violation of competition laws.

Antitrust laws prohibit the abuse of a dominant market position.  The term “abuse” refers to situations in which dominant market power is exercised to the detriment of suppliers or customers.  Marketing strategies and practices in markets in which the Company is a strong player need particular attention by the General Counsel.

Antitrust law may limit acquisitions, which would bring about a dominant market position and could injure competition. Moreover, notification to government authorities is required in most jurisdictions before certain acquisitions can be made.  The Company’s legal department should be involved in acquisition projects at an early stage.

Contracts relating to the use of intellectual property rights (patents, trademarks, designs, copyright, know-how and trade secrets) are often subject to special rules and may therefore be critical in terms of antitrust. They need particular attention and should be brought to the Company’s legal department.

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12.         Marketing

The Company recognizes that our credibility as a leading, ethical supplier to our customers depends, among other things, on upholding high standards of marketing and communication.  We believe we have an obligation to provide accurate information and education about our products to our customers and consumers.

Those of us engaged in the promotion of Company products should adhere to the following principles:

•     Promotional practices must be ethical and must be in good taste.

•     Information provided must take account of customer needs.

•     Hospitality must be appropriate, in good taste consistent with Company practices.

•     Gifts must be modest and relevant to our business.

•     Sales representatives must have appropriate training and product knowledge.

Abuse of market position in the marketing of a specific product is illegal.  The term "abuse" refers to situations in which dominant market power is exercised to the detriment of suppliers or customers.  Marketing strategies and practices in markets in which the Company is a player need particular attention by our legal counsel.

Your Responsibilities

Comply with all Company’s policies and procedures with respect to all marketing activities.

Be truthful in all marketing claims.

Know the Company’s products and services.  Often issues arise not because a person was intentionally misleading but because he or she simply did not know the correct information.

Comply with the Company’s gift and entertainment policy.

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13.         Anti-Bribery

Policy

The Company complies with all applicable laws and regulations wherever we do business.  Almost every country in the world prohibits making payments or offers of anything of value to government officials, political parties, or candidates in order to obtain or retain business.  These laws include the U.S. Foreign Corrupt Practice Act (FCPA), the U.K. Bribery Act of 2010 (the UK Bribery Act) and similar laws in other jurisdictions.

Comments

The FCPA prohibits payments or offers of payments of anything of value to foreign officials, foreign political parties, or candidates for foreign political office in order to obtain, keep, or direct business.  Indirect payments of this nature made through an intermediary, such as a distributor or sales representative, also are illegal.

The FCPA also requires that the Company maintain a system of internal accounting controls and keep accurate records of transactions and assets.  The following activities are prohibited:

•     Maintaining secret or unrecorded funds or assets.

•     Falsifying records.

•     Providing misleading or incomplete financial information to an auditor.

The following actions are considered criminal by the UK Bribery Act:

•     Offering, promising or giving a bribe to another person.

•     Requesting, agreeing to receive or accepting a bribe from another person.

•     Bribing a foreign public official.

•     Failure of a company to prevent bribery (the company is responsible for all persons associated with the company).

Note: The UK Bribery Act can apply to companies doing business in the UK, not only to acts done in the UK.  Therefore, it is important that all employees, wherever located, are aware of and comply with this law.

For additional information on compliance with the various Anti-Bribery laws, see the Company’s Fraud Control Policy.

Your Responsibilities

Comply with the Company’s procedures and act ethically and with integrity.

Do not make any corrupt payment, regardless of amount, to foreign officials or personnel directly or through an intermediary.

Do not use the Company’s assets for any unlawful or improper use.

Do not create or maintain a secret or unrecorded fund or asset for any purpose.

Comply with the Company’s accounting policies and internal control procedures.

Do not make any false or misleading entries in Company’s records or make any payment on behalf of the Company without adequate supporting documentation.

Report any suspected acts of bribery or violations of the Company’s financial and accounting policies to your supervisor or the General Counsel, or report suspected violations by calling the toll-free ethics and compliance line for your location.

For further information on the various Anti-Bribery laws, consult with the General Counsel.

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14.         Entertainment and Gift Policy

Policy

Within the framework of their duties, employees shall only accept benefits related to their business activities in accordance with this policy.  Employees are expected to exercise good judgment in each case, taking into account pertinent circumstances, including the character of the benefit, its purpose, its appearance, the positions of the persons providing and receiving the benefit, the business context, reciprocity, and applicable laws and social norms.  All expenditures for entertainment or other benefits provided by the Company must be accurately recorded in the books and records of the Company.

Comments

Employees must not give or accept gifts where doing so would violate the law, including the FCPA or UK Bribery Act, Company policy, or, to the knowledge of the employee, any policy applicable to the other person giving or receiving the gift.

Employees must adhere to the following:

•     In countries where gifts are accepted and expected by local custom, employees should always seek advice from the General Counsel.

•     Under no circumstances should a benefit or entertainment be accepted or provided if it will obligate, or appear to obligate, the receiver.

•     The giving or accepting, requesting, or soliciting of inappropriate, lavish or repeated gifts or other benefits is always prohibited.

•     A gift with a monetary value greater than $100 is generally considered “lavish” and should not be accepted.  If refusing to accept the gift is not a reasonable option (for instance, if received the gift through the mail), you are to notify the divisional or corporate HR representative to determine the next course of action.

•     Money (cash, check, or any form of transfer of currency) should never be given or accepted as a gift.

Some locations may adopt local rule setting more specific limits on the acceptance of gifts, meals or entertainment, including specific monetary thresholds.  If your location has such additional rules they will be communicated to you and are in addition to the general principles outlined in the Code.  If you have any questions, please refer to the General Counsel.

Your Responsibilities

Comply with the Company’s procedures and act ethically and with integrity.

Do not make or accept any corrupt payment or bribe in any form, regardless of amount directly or through an intermediary.

Do not accept or give money or cash equivalents as a gift.

Do not use Company’s assets for any unlawful or improper use.

Do not create or maintain a secret or unrecorded fund or asset for any purpose.

Comply with the Company’s accounting policies and internal control procedures.

Do not make any false or misleading entries in the Company’s records or make any payment on behalf of The Company without adequate supporting documentation.

For further information on Entertainment & Gifts, consult with the General Counsel.

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15.         Foreign Economic Boycotts

Policy

The Company should never cooperate with any restrictive trade practice or boycott that is prohibited by U.S. or other applicable laws.  For example, U.S. laws prohibit participating in or cooperating with illegal economic boycotts supported by foreign nations, such as the Arab boycott of Israel.  The Company, all its employees worldwide, and its joint venture partners, agents, distributors, and other representatives will strictly comply with U.S. and other applicable local “anti-boycott” laws and policies.

Comments

There are many other prohibited activities.  Be alert to the possibility that boycott related provisions can appear in the “standard” language in documents such as contracts, letters of credit, and shipping documents.  Because this is a complex legal area, if employees identify or receive any boycott related language or request they should report it to their supervisor and the legal department.  U.S. law also requires that requests to take boycott-related actions (including requests to provide information or to agree to boycott-related terms) be reported to the U.S. Government.  Other or different requirements may apply in different jurisdictions.

An "illegal boycott request" may include any request from a third party to take any of the following described actions against a country or countries:

•     Refusal to do business with a country, or with other persons or entities that do business in or with a country

•     Furnishing information about business relationships with or in a country

•     Discriminating against someone based on race, religion, sex, national origin except in cases where such information is related to valid government documents such as visas

•     Executing business documents such as contracts, letters of credit, warranties that contain illegal boycott requests (such as prohibiting a country’s product content, product delivery through a country, business dealings with a country, etc.)

Employees may contact the General Counsel to obtain a current boycott listing.

Your Responsibilities

Do not refuse (or agree to refuse) to do business with illegally boycotted countries, blacklisted persons or companies.

Do not furnish (or agree to furnish) information or certifications regarding employees’ race, religion, sex, national origin, or business relationships with blacklisted companies.  Remember that these requests may be hidden in the fine print of contracts or other documents.

For further information on Foreign Economic Boycotts, consult with the General Counsel.

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16.         Exports and International Trade Restrictions

Policy

The Company’s worldwide operations require an awareness of international trade laws.  The Company, all its employees worldwide, and its joint venture partners, agents, distributors, and other representatives will comply with these laws, including applicable trade sanctions, economic embargoes, and export and re-export controls.

Comments

The export of goods and technology (including transfers with no sale) from many countries is regulated by a number of very complicated laws and regulations.  There are many factors in determining whether a product or technology can be exported, including the nature of the item, the country of destination, and the end-user or end-use.  Export restrictions apply not only to the export of goods and services but also to the licensing of software and the transfer of technology in many forms, such as plans, designs, training, consulting, and technical assistance.  These restrictions can also apply to products based on another country’s technology or that contain another country’s parts or components.  Exporting goods or technology without the appropriate government approvals can result in the loss of export privileges and can subject a company to both civil and criminal penalties.  For example, currently the United States generally prohibits or restricts all trade, investment and transactions involving the following countries: Burma (Myanmar), Cuba, Iran, North Korea, Sudan and Syria.  Other countries’ prohibitions or restrictions may vary.  These lists change periodically so employees should check with the legal department regarding an updated list.

Your Responsibilities

Be familiar with applicable export control laws, trade sanctions, and embargoes if you work on programs involving international trade.

Maintain complete and accurate records of international transactions.

Consult the General Counsel anytime you are dealing with a product or technology intended for export. You must have the necessary government approvals before proceeding with the export.

Accurately complete any export control document.

Watch out for transactions that could be a “cover” for prohibited sales by diverting the goods through various corporations or countries not subject to restrictions.

Screen all international transactions to ensure against dealings with any individuals or entities on lists of proscribed parties maintained by the U.S. Government.

For further information on Exports and International Trade Restrictions, consult with the General Counsel.

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17.         Financial Controls and Records

Policy

A variety of laws require the Company to record, preserve, and report financial information to lenders and government agencies.  This information must present fairly the Company’s financial position and the results of their operations.  Employees involved in preparing, processing and recording such information will be held responsible for its timeliness, completeness and accuracy.

Comments

The Company must maintain a comprehensive internal control structure and procedures designed to provide reasonable assurance that their books and records accurately reflect their transactions, that assets are protected from unauthorized use or disposition, that financial data and reports are safeguarded against material fraud and error, and that financial statements are prepared in conformity with the Company’s accounting rules and principles, and with local regulations and local accounting principles. Where the Company’s requirements differ from local requirements employees must consult the Company’s controller.

No funds or other assets belonging to the Company or derived from its operations (regardless of the purposes or the use to which the assets are applied) may be maintained in any account not appropriately reflected in their books and records and subject to audit by Internal Auditing and its independent accountants.  No false or fictitious entry may be made on the books and records of the Company, nor any entry made which does not truly reflect the nature of the transaction recorded. Where an inadvertent error is discovered, it will be reported to appropriate internal management and be corrected as soon as possible, leaving an appropriate audit trail to reflect the correction.  Accurate and adequate supporting documents are required for all transactions, and accountability for assets is to be maintained at all times. Financial and operating information reported internally and externally is to be current, accurate, complete and timely.

To assure effective internal controls, the Company maintains an internal audit staff that conducts an ongoing internal audit program to test and evaluate the effectiveness of our internal control structure and procedures.  Internal Audit is responsible for independently evaluating and promoting effective internal controls.

The Company also seeks to assure the accuracy, objectivity and integrity of its financial records and data by developing and distributing written policies and procedures.  The Company selects and trains qualified employees, maintain organizational structures and arrangements with defined lines of responsibility and delegation of authority, and conduct regular reviews of financial practices, records, and results to ensure the numbers are correct.

The Company’s management and all employees must continuously seek to assure that internal control over financial reporting is effective.

Your Responsibilities

Make appropriate and timely entries in the Company’s books and records to record all transactions.

Diligently perform and adequately document the performance of, all control procedures for which you are responsible.

Do not make an inaccurate, false, or misleading entry in the Company’s books and records.

Do not make or approve payments without adequate supporting information or if any part of the payment is to be used for any purpose other than the purpose described in the supporting documentation.

If you participate in the preparation of financial reports, know and follow the Company’s accounting and internal control procedures.

Report any inaccurate, false, or misleading records to your supervisor, the controller, the internal audit manager, the General Counsel, or report suspected violations by calling the toll-free ethics and compliance line for your location

For further information on Financial Controls and Records, consult with the location Controller.

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18.         Political Contributions and Activities

Policy

Employee participation in government elections and the political process must be undertaken on their own time and expense. No corporate contributions or assets may be used to support specific issues, candidates, or political parties without prior approval of the General Counsel.

Comments

Any political activities (lobbying, donations, public positions, etc.) by or in the name of the Company must be approved by the Company’s CEO and General Counsel.  Nothing in this policy is intended to restrict in any way any persons from participating in political activities of any type; however, unless specifically approved in advance no person should use the Company’s resources for political activities or attribute any political position to the Company, or any of its employees.

Your Responsibilities

Know and obey restrictions imposed by law upon personal and corporate participation in politics.

The Company’s contact with public and elected officials is regulated by a variety of laws and regulations. Any dealings with these officials regarding the Company must be coordinated with the General Counsel.

Never represent your personal political activity as being the Company’s.

Never use Company assets or employees in support of political activities without approval of the General Counsel. For further information on Political Contributions and Activities, consult with the General Counsel.

For further information on Political Contributions, and Activities, consult with the General Counsel.

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19.         Environmental Stewardship

Policy

We are committed to responsible environmental behavior. We will conduct business with respect and care for the environment and the communities in which we work. We must obtain environmental permits when required, understand and comply with their terms and conditions, and follow the rules. If something occurs in our facility that might harm employees or the community, we communicate these situations as appropriate and develop a plan to correct them effectively and quickly.

Comments

We will implement responsible programs and processes to eliminate and/or minimize environmental incidents. When it is financially and technologically feasible, material will be reused and/or recycled to minimize the need for treatment or disposal to conserve resources. Where waste is generated, it will be handled and disposed of safely, responsibly, and in conformance with applicable regulations. We respond truthfully and responsibly to questions and concerns about our environmental actions.

Your Responsibilities

Understand and follow the Company’s environmental policy, procedures, and principles.

Understand the specific environmental requirements for your job function.

Conduct all activities in accordance with applicable environmental laws, regulations, permits, and facility policy.

Ensure that environmental records, documents, and labels are complete, accurate, and truthful.

Handle, store, and dispose of hazardous materials using identified methods and practices.

Report immediately to your supervisor or local environmental representative unpermitted leaks, spills or releases or any potential or suspected violation of environmental guidelines, or report suspected violations by calling the toll-free ethics and compliance line for your location.

For further information on Environmental Stewardship, consult with the location environmental representative at your location or the General Counsel.

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20.         Reporting Violations

Ensuring compliance with Code is the responsibility of all employees. We urge all employees to familiarize themselves with the Code. If you have questions about the Code or another company policy or whether the Company is complying with a particular law or regulation, please speak with:

•     Your supervisor

•     Another member of company management

•     A Human Resource professional

•     An attorney in the Company’s Legal Department

•     A member of the Company’s Compliance Committee

If you suspect that anyone within the Company is violating the Code or another Company policy or is violating a law or regulation, please alert the Company’s Compliance Committee. You can do so by:

1)   Contacting a member of the Compliance Committee directly by telephone, email or mail. The contact information of each member of the Compliance Committee is published on pactivevergreen.com.

2)   Calling the Lighthouse Compliance Hotline. Lighthouse is an independent compliance service. Lighthouse operators are available who speak numerous languages. You do not have to reveal your identity to the Lighthouse operator if you report a suspected violation using the Lighthouse Compliance Hotline. In the United States the numbers are:

Pactiv Evergreen:           833-690-0033

Pactiv:                            833-690-0033

Evergreen:                     877-650-0008

You may contact Lighthouse around the globe using the numbers posted at the relevant locations, all of which are listed on pactivevergreen.com.

3)   Emailing a report to Lighthouse at reports@lighthouse-services.com. Please reference “Pactiv” or “Evergreen” or “Pactiv Evergreen” in the subject line of your email. You may write your email in your preferred language. You do not have to reveal your identity in your email to Lighthouse. You may also ask Lighthouse in your email not reveal your identity to the Company.

4)   Filing a report with Lighthouse through its website at www.lighthouse-services.com/pactiv or www.lighthouse-services.com/everpack. The Lighthouse website is available in multiple languages. You may write your report in your preferred language. You do not have to reveal your identity to Lighthouse if you report a suspected violation through the Lighthouse website.

If the concern involves a senior executive officer or director of the Company you are encouraged to contact the General Counsel directly.

Your Responsibilities

Familiarize yourself with this Code.

Understand when you might use the Company’s toll-free hotline.

Respect anyone who in good faith raises or helps address a violation of the Code or other ethics or integrity concern.

Respect the privacy and personal data of others.

Co-operate fully with any internal investigation with which you are asked to assist.

For further information on Reporting Violations, consult with your supervisor, the location Human Resources representative or the General Counsel.

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The identity of a person contacting the Compliance Committee will not be given to anyone except as required by law or as needed for investigative purposes. The Company and Lighthouse also respect all laws concerning the collection and use of personal data and other privacy laws.

The Company may require employees to provide information to a Compliance Committee investigator and to otherwise assist with the investigation of a suspected violation. In certain circumstances, the Compliance Committee investigator may ask employees to refrain from discussing anything about the investigation with other individuals within or outside of the Company.

The Company prohibits retaliation against anyone who reports a suspected violation in good faith or who cooperates in an investigation of a suspected violation. The Company will discipline an employee who provide false information to the Compliance Committee or its investigator or otherwise interferes with an investigation of a suspected violation.

Adopted:  September 7, 2020 (Revised October 29, 2020)

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